NEWS RELEASE

April 26, 2016

NCR Announces First Quarter 2016 Results

•	NCR exceeds earnings expectations and improves Software and Services mix

•	Strategic omni-channel wins in the quarter

•	Return of capital to stockholders on track

•	2016 full year revenue and earnings per share guidance raised

DULUTH, Ga. - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2016. First quarter revenue of $1.44 billion was down 2% year-over-year. Excluding the impact of foreign currency, first quarter revenue was slightly up. First quarter diluted EPS (non-GAAP) of $0.38 was down from $0.43, and GAAP diluted EPS of $0.16 was down from $0.23. First quarter diluted EPS (non-GAAP) included $0.04 of negative impact relating to unfavorable foreign currency and pension expense.

“Our first quarter results either met or exceeded our expectations and mark a good start to 2016,” said Chairman and CEO Bill Nuti. “We generated revenue growth in Software and Services due to improved traction in our strategic solutions, global Omni-Channel leadership, and getting off to a fast start with regard to our business transformation initiative. We saw significant growth in our self checkout business, despite continued macroeconomic challenges and new product introduction in the remainder of our Hardware segment. Looking ahead, we remain excited about the growing Omni-Channel market and our customers' focus on solving for the issues they are facing. Our focus remains centered on helping our customers strengthen and grow their businesses by powering how they connect, interact and transact with consumers in continuously evolving markets.”

In this release, we use certain non-GAAP measures including presenting certain measures on a constant currency basis. These measures include operating gross margin, free cash flow and others with the words "non-GAAP" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release. Additionally, effective January 1, 2016, NCR began management of its business on a solution basis, changing from the previous model of management on a line of business basis, which resulted in a corresponding change to our reportable segments. Prior results have been recast under the new segment model for comparison purposes.

First Quarter 2016 Operating Results

Revenue First quarter revenue of $1.44 billion was down 2% year-over-year. On a constant currency basis, first quarter revenue was slightly up.

•	Software Revenue increased 1% to $419 million from $414 million. On a constant currency basis, first quarter Software revenue was up 3%.

•	Services Revenue increased 4% to $543 million from $523 million. On a constant currency basis, first quarter Services revenue was up 8%.

•	Hardware Revenue decreased 11% to $482 million from $539 million. On a constant currency basis, first quarter Hardware revenue was down 9%.

Gross Margin First quarter gross margin of $380 million decreased from $390 million. First quarter gross margin (non-GAAP) of $396 million decreased from $407 million, with a decrease in Hardware partially offset by an increase in Services.

Expenses First quarter operating expenses of $279 million decreased from $295 million. First quarter operating expenses (non-GAAP) of $257 million decreased from $261 million.

Operating Income First quarter operating income of $101 million increased from $95 million. First quarter operating income (non-GAAP) of $139 million decreased from $146 million. First quarter operating income (non-GAAP) was negatively impacted by an additional $5 million of pension expense.

Other (Expense) First quarter other (expense) of $56 million increased from $51 million. First quarter other (expense) includes $4 million for the write-off of deferred financing fees as a result of the amendment of the credit facility.

Income Tax Expense First quarter income tax expense of $13 million increased from $2 million. First quarter income tax expense (non-GAAP) of $22 million increased from $20 million.

Net Income from Continuing Operations Attributable to NCR First quarter net income from continuing operations attributable to NCR of $32 million decreased from $40 million. First quarter net income from continuing operations attributable to NCR (non-GAAP) of $61 million decreased from $73 million. The decrease is primarily due to an additional $5 million of pension expense and the write-off of $4 million of deferred financing fees.

Free Cash Flow First quarter cash provided by operating activities of $23 million decreased from $79 million. Free cash outflow was $29 million in the first quarter of 2016 as compared to free cash flow of $24 million. The decrease was due to higher working capital as we plan for increased revenues later in the year.

Share Repurchase Program NCR repurchased approximately 8.6 million shares of its common stock for approximately $213 million during the first quarter under its previously disclosed authorized share repurchase programs.

2016 Outlook

In 2016, revenue is now expected to be $6.25 billion to $6.35 billion (previous guidance $6.1 billion to $6.2 billion), GAAP diluted earnings per share is expected to be $2.25 to $2.35 (previous guidance $2.20 to $2.30), non-GAAP diluted earnings per share is expected to be $2.90 to $3.00 (previous guidance $2.85 to $2.95), and free cash flow is expected to be $425 million to $475 million (same as previous guidance). The 2016 guidance includes the impact of the pending divestiture of the Interactive Printer Solutions business, expected foreign currency headwinds, and ongoing pension expense.

For the second quarter of 2016, revenue is expected to be $1.56 billion to $1.58 billion, GAAP diluted earnings per share is expected to be $0.42 to $0.47, and non-GAAP diluted earnings per share is expected to be $0.60 to $0.65. The second quarter 2016 guidance includes the impact of the pending divestiture of the Interactive Printer Solutions business, expected foreign currency headwinds and ongoing pension expense.

NCR will provide additional information regarding its 2016 second quarter guidance during its first quarter first earnings conference call and webcast.

2016 First Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the first quarter 2016 results and guidance for second quarter and full-year 2016. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 866-719-0110 and entering the participant passcode 6421324.

More information on NCR’s Q1 2016 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about omni-channel opportunities for NCR and its customers; expectations for the growth of revenue in future quarters in 2016; market and economic conditions affecting NCR and its business and NCR's full-year and second quarter financial outlook (including the section entitled "2016 Outlook") and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, market conditions and spending trends in the financial services industry, fluctuations in oil and commodity prices and their effects on local, regional and global market conditions, and economic and market conditions in Russia, China and emerging markets; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; foreign currency fluctuations; our ability to successfully introduce new solutions and compete in the information technology industry; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; defects or errors in our products or problems with our hosting facilities; compliance with data privacy and protection requirements; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; the success of our ongoing restructuring plan; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company's filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Diluted EPS (non-GAAP), Gross Margin (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Income Tax Expense (non-GAAP), and Net Income Attributable to Continuing Operations (non-GAAP). NCR’s non-GAAP diluted earnings per share, gross margin (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), income tax expense (non-GAAP), and net income attributable to continuing operations (non-GAAP) are determined by excluding pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP gross margin, expenses, income (loss) from operations, income tax expense and net income attributable to continuing operations.

Due to the non-operational nature of these other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure.

Constant Currency. NCR presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation. Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, NCR’s management uses these measures on a constant currency basis to evaluate period-over-period operating performance. Measures presented on a constant currency basis are calculated by translating prior period results at current period monthly average exchange rates.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of quarterly free cash flow, in the body of this release.

Reconciliation of Gross Margin (GAAP) to Operating Gross Margin (non-GAAP)

$ in millions	Q1 2016 Actual	Q1 2015 Actual
Gross Margin (GAAP)	$380	$390
Restructuring/Transformation Costs	—	1
Acquisition-related amortization of intangibles	16	16
Operating Gross Margin (Non-GAAP)	$396	$407

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q1 2016 Actual	Q1 2015 Actual
Operating Expenses (GAAP)	$279	$295
Restructuring/Transformation Costs	(4)	(15)
Acquisition-related amortization of intangibles	(16)	(16)
Acquisition-related costs	(2)	(2)
OFAC and FCPA Investigations	—	(1)
Operating Expenses (Non-GAAP)	$257	$261

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q1 2016 Actual	Q1 2015 Actual
Income from Operations (GAAP)	$101	$95
Restructuring/Transformation Costs	4	16
Acquisition-related costs	2	2
Acquisition-related amortization of intangibles	32	32
OFAC and FCPA Investigations (2)	—	1
Operating Income (Non-GAAP)	$139	$146

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q1 2016 Actual	Q1 2015 Actual
Income Tax Expense (GAAP)	$13	$2
Restructuring/Transformation Costs	(1)	5
Acquisition-related costs	1	1
Acquisition-related amortization of intangibles	9	11
OFAC and FCPA Investigations (2)	—	1
Income Tax Expense (Non-GAAP)	$22	$20

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q1 2016 Actual	Q1 2015 Actual
Net Income from Continuing Operations Attributable to NCR (GAAP)	$32	$40
Restructuring/Transformation Costs	5	11
Acquisition-related costs	1	1
Acquisition-related amortization of intangibles	23	21
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$61	$73

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q1 2016 Actual	Q1 2015 Actual	2016 Guidance (3)	Q2 2016 Guidance (3)
Diluted Earnings Per Share (GAAP) (1)	$0.16	$0.23	$2.25 - $2.35	$0.42 - $0.47
Restructuring/Transformation Costs	0.03	0.07	0.10	0.03
Acquisition-related amortization of intangibles	0.14	0.12	0.50	0.14
Acquisition-related costs	0.01	0.01	0.05	0.01
Loss on pending sale of IPS business	—	—	—	—
Non-GAAP Diluted Earnings Per Share (non-GAAP) (1)	$0.38	$0.43	$2.90 - $3.00	$0.60 - $0.65

(1)
GAAP and non-GAAP diluted EPS are determined using the most dilutive measure, either including the impact of dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may be calculated using different methods, and may not mathematically reconcile.

(2)
Estimated expenses for 2016 will be affected by, among other things, the status and progress of the OFAC matter.   There can be no assurance that the Company will not be subject to fines or other remedial measures as a result of OFAC’s investigation.

(3)
Except for the adjustments noted herein as well as the pending divestiture of the IPS business, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	2016 Guidance
Net cash provided by operating activities	$675 - $725
Total capital expenditures	(220)
Net cash used in discontinued operations	(30)
Free cash flow	$425 - $475

Reconciliation of Revenue Growth (GAAP) to
Revenue Growth on a Constant Currency Basis (non-GAAP)

	Three months ended March 31, 2016
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Constant Currency Revenue Growth % (non-GAAP)
Software	1%	(2)%	3%
Services	4%	(4)%	8%
Hardware	(11)%	(2)%	(9)%
Total Revenue	(2)%	(2)%	—%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended March 31
	Three Months
	2016	2015
Revenue
Products	$548	$604
Services	896	872
Total Revenue	1,444	1,476
Cost of products	442	483
Cost of services	622	603
Total gross margin	380	390
% of Revenue	26.3%	26.4%
Selling, general and administrative expenses	224	225
Research and development expenses	53	55
Restructuring-related charges	2	15
Income from operations	101	95
% of Revenue	7.0%	6.4%
Interest expense	(46)	(44)
Other (expense), net	(10)	(7)
Total other (expense), net	(56)	(51)
Income (loss) before income taxes and discontinued operations	45	44
% of Revenue	3.1%	3.0%
Income tax expense (benefit)	13	2
Income (loss) from continuing operations	32	42
(Loss) income from discontinued operations, net of tax	—	—
Net income (loss)	32	42
Net income attributable to noncontrolling interests	—	2
Net income (loss) attributable to NCR	$32	$40
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$32	$40
Dividends on convertible preferred stock	(11)	—
Income (loss) from continuing operations attributable to NCR common stockholders	21	40
(Loss) income from discontinued operations, net of tax	—	—
Net income (loss) attributable to NCR common stockholders	$21	$40
Net income (loss) per share attributable to NCR common stockholders:
Net income (loss) per common share from continuing operations
Basic	$0.16	$0.24
Diluted	$0.16	$0.23
Net income (loss) per common share
Basic	$0.16	$0.24
Diluted	$0.16	$0.23
Weighted average common shares outstanding
Basic	130.4	169.0
Diluted	132.7	171.6

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended March 31
	Three Months
	2016	2015	% Change	% Change Constant Currency
Revenue by segment
Software	$419	$414	1%	3%
Software Gross Margin Rate	50.4%	51.0%
Services	543	523	4%	8%
Services Gross Margin Rate	20.4%	20.8%
Hardware	482	539	(11)%	(9)%
Hardware Gross Margin Rate	15.4%	16.1%
Total Revenue	$1,444	$1,476	(2)%	—%
Gross Margin Rate	27.4%	27.6%
Operating income by segment
Software	$115	$117
% of Revenue	27.4%	28.3%
Services	34	36
% of Revenue	6.3%	6.9%
Hardware	(10)	(7)
% of Revenue	(2.1)%	(1.3)%
Subtotal-segment operating income	$139	$146
% of Revenue	9.6%	9.9%
Other adjustments (1)	38	51
Total income from operations	$101	$95

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended March 31
	Three Months
In millions	2016	2015
Restructuring / transformation costs	$4	$16
Acquisition-related amortization of intangible assets	32	32
Acquisition-related costs	2	2
OFAC and FCPA investigations	—	1
Total other adjustments	$38	$51

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$333	$328
Accounts receivable, net	1,306	1,251
Inventories	725	643
Other current assets	341	327
Total current assets	2,705	2,549
Property, plant and equipment, net	302	322
Goodwill	2,742	2,733
Intangibles, net	769	798
Prepaid pension cost	131	130
Deferred income taxes	577	582
Other assets	526	521
Total assets	$7,752	$7,635
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$250	$13
Accounts payable	649	657
Payroll and benefits liabilities	174	189
Deferred service revenue and customer deposits	509	476
Other current liabilities	402	446
Total current liabilities	1,984	1,781
Long-term debt	3,269	3,239
Pension and indemnity plan liabilities	702	696
Postretirement and postemployment benefits liabilities	132	133
Income tax accruals	169	167
Other liabilities	139	79
Total liabilities	6,395	6,095
Redeemable noncontrolling interests	10	16
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	809	798
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 124.9 and 133.0 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	1	1
Paid-in capital	—	—
Retained earnings	687	869
Accumulated other comprehensive loss	(158)	(150)
Total NCR stockholders' equity	530	720
Noncontrolling interests in subsidiaries	8	6
Total stockholders' equity	538	726
Total liabilities and stockholders' equity	$7,752	$7,635

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended March 31
	Three Months
	2016	2015
Operating activities
Net income	$32	$42
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89	76
Stock-based compensation expense	13	9
Deferred income taxes	5	4
Gain on sale of property, plant and equipment and other assets	—	(1)
Impairment of long-lived and other assets	1	14
Changes in assets and liabilities:
Receivables	(52)	(46)
Inventories	(83)	(21)
Current payables and accrued expenses	(31)	(83)
Deferred service revenue and customer deposits	97	110
Employee benefit plans	(14)	(21)
Other assets and liabilities	(34)	(4)
Net cash provided by operating activities	23	79
Investing activities
Expenditures for property, plant and equipment	(9)	(13)
Additions to capitalized software	(31)	(38)
Other investing activities, net	(8)	(6)
Net cash used in investing activities	(48)	(57)
Financing activities
Short term borrowings, net	(9)	2
Payments on term credit facilities	(56)	(19)
Payments on revolving credit facilities	(180)	(273)
Borrowings on revolving credit facilities	511	248
Debt issuance costs	(8)	—
Repurchases of Company common stock	(213)	—
Proceeds from employee stock plans	3	6
Tax withholding payments on behalf of employees	(6)	(9)
Net cash (used in) provided by financing activities	42	(45)
Cash flows from discontinued operations
Net cash used in discontinued operations	(12)	(4)
Effect of exchange rate changes on cash and cash equivalents	—	(22)
Increase (decrease) in cash and cash equivalents	5	(49)
Cash and cash equivalents at beginning of period	328	511
Cash and cash equivalents at end of period	$333	$462

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule E

	2015
	Q1	Q2	Q3	Q4	Total
Revenue by segment
Software	$414	$440	$434	$459	$1,747
Software Gross Margin Rate	51.0%	51.4%	51.8%	53.2%	51.9%
Services	523	542	563	590	2,218
Services Gross Margin Rate	20.8%	21.8%	21.7%	22.7%	21.8%
Hardware	539	622	616	631	2,408
Hardware Gross Margin Rate	16.1%	19.5%	20.5%	21.2%	19.4%
Total Revenue	$1,476	$1,604	$1,613	$1,680	$6,373
Gross Margin Rate	27.6%	29.0%	29.3%	30.5%	29.1%
Operating income by segment
Software	$117	$130	$135	$157	$539
% of Software Revenue	28.3%	29.5%	31.1%	34.2%	30.9%
Services	36	48	49	61	194
% of Services Revenue	6.9%	8.9%	8.7%	10.3%	8.7%
Hardware	(7)	22	30	42	87
% of Hardware Revenue	(1.3)%	3.5%	4.9%	6.7%	3.6%
Subtotal-segment operating income	$146	$200	$214	$260	$820
% of Revenue	9.9%	12.5%	13.3%	15.5%	12.9%
Other adjustments (1)	51	466	46	122	685
Total income from operations	$95	$(266)	$168	$138	$135

(1)	The following table presents the other adjustments for NCR:

	2015
In millions	Q1	Q2	Q3	Q4	Total
Restructuring / transformation costs	$16	$8	$12	$38	$74
Acquisition-related amortization of intangible assets	32	31	31	31	125
Acquisition-related costs	2	3	2	4	11
Loss on terminated contract receivable	—	—	—	20	20
OFAC and FCPA investigations	1	—	—	—	1
Pension mark-to-market adjustments	—	424	1	29	454
Total other adjustments	$51	$466	$46	$122	$685

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule F

	2014
	Q1	Q2	Q3	Q4	Total
Revenue by segment
Software	$395	$446	$430	$477	$1,748
Software Gross Margin Rate	51.9%	53.6%	50.7%	54.9%	52.9%
Services	553	575	567	577	2,272
Services Gross Margin Rate	19.3%	21.2%	21.3%	20.6%	20.6%
Hardware	570	637	650	714	2,571
Hardware Gross Margin Rate	21.4%	21.5%	21.1%	21.4%	21.4%
Total Revenue	$1,518	$1,658	$1,647	$1,768	$6,591
Gross Margin Rate	28.6%	30.0%	28.9%	30.2%	29.5%
Operating income by segment
Software	$105	$134	$122	$165	$526
% of Software Revenue	26.6%	30.0%	28.4%	34.6%	30.1%
Services	28	43	48	46	165
% of Services Revenue	5.1%	7.5%	8.5%	8.0%	7.3%
Hardware	21	31	34	40	126
% of Hardware Revenue	3.7%	4.9%	5.2%	5.6%	4.9%
Subtotal-segment operating income	$154	$208	$204	$251	$817
% of Revenue	10.1%	12.5%	12.4%	14.2%	12.4%
Other adjustments (1)	46	39	163	216	464
Total income from operations	$108	$169	$41	$35	$353

(1)	The following table presents the other adjustments for NCR:

	2014
In millions	Q1	Q2	Q3	Q4	Total
Restructuring / transformation costs	$—	$—	$127	$33	$160
Acquisition-related amortization of intangible assets	30	30	29	30	119
Acquisition-related costs	14	6	5	2	27
Acquisition-related purchase price adjustments	3	2	1	—	6
OFAC and FCPA investigations	1	1	—	1	3
Pension mark-to-market adjustments	(2)	—	1	150	149
Total other adjustments	$46	$39	$163	$216	$464